CONTRACT OF ACQUISITION


                                     between



                      HEALTH CARE PROPERTY INVESTORS, INC.,
                                    as Buyer



                                       and


              INTEGRATED LIVING COMMUNITIES AT CABOT POINTE, INC.,
                                    as Seller









                         Dated as of September 30, 1996

                             CONTRACT OF ACQUISITION

                  This Contract of Acquisition (this "Agreement") is dated as of September 30, 1996 between HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation ("Buyer"), and INTEGRATED LIVING COMMUNITIES AT CABOT POINTE, INC., a Delaware corporation ("Seller").


                                    RECITALS

                  WHEREAS, Seller desires to transfer or cause to be transferred to Buyer, and Buyer desires to acquire, the Property (as hereinafter defined), which such transfer shall be effectuated by Seller executing and delivering a deed to the Property, or one or more portions thereof, and a bill of sale and assignment with respect to the Personal Property (as hereinafter defined); and

                  WHEREAS, simultaneously therewith, Buyer and Seller desire that Buyer enter into a lease of the Property with Seller;

                  NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

                  For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as at the time applicable; (iii) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement; (iv) the word "including" shall have the same meaning as the phrase "including, without limitation," and other phrases of similar import; and
(v) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                  Affiliate:  As defined in the Lease.

                  Allocated Expense Deposit: That portion of the Master Expense Deposit allocated to the transactions contemplated hereby and the Exhibits hereto as provided in Section 2.6.

                  Best Knowledge: With respect to any Person shall mean as to any fact or other matter that (i) such Person is actually aware of such fact or other matter, or (ii) a prudent Person could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent inquiry calculated to ascertain the truth, accuracy or existence of such fact or other matter. A Person other than an individual shall not be deemed to have knowledge or to be actually aware of a particular fact or other matter unless such fact or other matter is actually known or under reasonable circumstances should have been known by an officer or director of such Person. In other words, in no event shall knowledge be imputed to such Person simply because specific knowledge may have come to the attention of such Person's agent, consultant or other employee, unless and to the extent the same is actually known or under reasonable circumstances should have been known by an officer or director of such Person.

                  Bill of Sale and Assignment: A bill of sale and general assignment substantially in the form attached hereto as Exhibit B conveying the Personal Property to Buyer.

                  Buyer's Legal Costs: Collectively, the reasonable legal fees, expenses and disbursements to counsel incurred by Buyer in connection with the preparation and negotiation of this Agreement, the other Transaction Documents and the Exhibits hereto and thereto, the review of diligence materials, documents and other information relating to the Property and the consummation of the transactions contemplated hereunder and the Exhibits hereto. As used herein, legal fees and expenses shall include both outside legal fees and expenses as well as legal fees of Buyer's in-house counsel. For purposes of the foregoing, outside legal fees for attorney time shall be billed at the normal hourly rate charged by Buyer's counsel and legal fees for in-house attorney time shall not be in excess of $125.00 per hour.

                  Buyer's Transaction Costs: Collectively, Buyer's Legal Costs and the other reasonable and customary fees and expenses of and disbursements incurred or made by Buyer in connection with the transactions contemplated hereby and the Exhibits hereto, including appraisal costs, engineering fees, accountants and other professional fees, environmental audits and travel expenses. Upon the written request of Seller, Buyer shall provide to Seller copies of invoices and other back-up information as may be reasonably requested by Seller to substantiate Buyer's Transaction Costs.

                  Closing:  The transactions taking place on the Closing Date.

                  Closing Date: The date on which Buyer receives conveyance of good and marketable title to the Property, free and clear of all liens, claims and encumbrances (except Permitted Encumbrances), which date is estimated to be October 15, 1996.

                  Commencement Date:  As defined in the Lease.

                  Commitment Letter: The master letter of intent and agreement dated June 11, 1996 between Buyer and Seller's Affiliate, ILC, as amended by letter dated August 23, 1996 and letter dated of even date herewith, setting forth the terms and conditions of certain proposed transactions, including the transaction contemplated herein, as the same may have been or may hereafter further be amended or supplemented from time to time in writing. To the extent of any conflict between the Commitment Letter and this Agreement or the Exhibits hereto or any other document or instrument executed and delivered in connection with the transactions


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contemplated  hereby or  thereby,  this  Agreement  or such other  documents  or instruments shall control over the Commitment Letter with respect to the transactions contemplated hereby and the Exhibits hereto.

                  Commitment Letter Amendment: An amendment to the Commitment Letter in the form of Exhibit E attached hereto, to be executed by Buyer and Seller's Affiliate, ILC, on the Closing Date.

                  Condemnation:  As defined in the Lease.

                  Consumables: All consumable goods and supplies, including inventories of food, beverages, pharmaceuticals, medical supplies, linens, clothing or similar items utilized in connection with the operation and/or maintenance of the Facility.

                  Deed: The Special Warranty Deed in form reasonably acceptable to Buyer, conveying the Property to Buyer.

                  Excluded Property: All (i) Resident and/or Patient Agreements,
(ii) Consumables, (iii) trade names relating to the Property, (iv) general corporate trademarks, service marks, logos and insignia, goodwill, accounts receivable, and books or records of Seller, (iv) any certificate of need or similar certificate for the Property, (v) any third-party provider agreements (including Medicare and Medicaid) relating to the Property, (vi) any health care license or other operating license for the Property, (vii) any operating agreement for the Property, (viii) any vehicles and (ix) the property, if any, listed as "Excluded Property" on the Schedule 2 attached hereto.

                  Facility: The land and related improvements and fixtures of the "Cabot Pointe Alzheimer's Care Facility" located in the County of Manatee, State of Florida, comprised of the approximately 17,000 square foot, 54-bed Alzheimer's assisted-living care facility and the approximately 1.69 gross acre parcel of land, which land is more particularly described on Exhibit A attached hereto.

                  Flood Hazard Area: An area designated by the Federal Emergency Management Agency and/or Secretary of Housing and Urban Development as having special flood hazards.

                  Governmental Authority: The United States, the state or commonwealth, county, parish, city and political subdivisions in which the Property is located or which have jurisdiction over the Property or use of the Facility thereon for all uses contemplated by the Lease, and any court administrator, agency, department, commission, board, bureau or instrumentality or any of them which have jurisdiction over the Property or the construction or use of the Property for all uses contemplated by the Lease.

                  Governmental Requirement: Any law, ordinance, order, rule, regulation, decree or similar edict of a Governmental Authority.

                  Guarantor:  ILC.

j

                  Guaranty: The guaranty of Seller's obligations hereunder and Lessee's obligations under the Lease in the form of Exhibit D, to be executed by Guarantor on the Closing Date.

                  Hazardous Substances:  As defined in the Lease.

                  ILC:   Integrated   Living   Communities,   Inc.,  a  Delaware
corporation.

                  Intangible Property: All Permits and other intangible property or any interest therein now or on the Closing Date owned or held by Seller in connection with the Property, or any business or businesses now conducted by Seller thereon or with the use thereof, including all rights of Seller in and to all Plans and Specifications, leases, contract rights, agreements, water rights and reservations, zoning rights, business licenses, warranties and guaranties (including those relating to construction and/or fabrication) related to the Property, or any part thereof; provided, however, that "Intangible Property" shall not include any of the Excluded Property.

                  Lease: The lease of the Facility in the form of Exhibit C, to be executed by Buyer, as Lessor, and Seller, as Lessee, on the Closing Date.

                  Lease Commitment Fee: An amount equal to One Percent (1%) of the Purchase Price (i.e., $28,300.00), which amount is due and payable from Seller to Buyer at the Closing as provided in Section 2.7 below.

                  Leased Property:  As defined in the Lease.

                  Lessee:  As defined in the Lease.

                  Lessor:  As defined in the Lease.

                  Master Expense Deposit:  As defined in Section 2.6 below.

                  Minimum Rent:  As defined in the Lease.

                  Organizational Documents: Collectively, as applicable, the articles or certificate of incorporation, certificate of limited partnership or certificate of limited liability company, by-laws, partnership agreement, operating company agreement, trust agreement, statement of partnership, fictitious business name filings and all other organizational documents relating to the creation, formation and/or existence of a business entity, together with resolutions of the board of directors, partner or member consents, trustee certificates, incumbency certificates and all other documents or instruments approving or authorizing the transactions contemplated hereby and the Exhibits hereto.

                  Permits: All permits, licenses, approvals, entitlements and other authorizations issued by Governmental Authorities including certificates of occupancy, those required in connection with the ownership, planning, development, construction, use, operation and/or maintenance of the Facility for its Primary Intended Use, and all amendments, modifications,

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supplements,  general  conditions and addenda thereto,  other than any licenses, certificates or permits included within the definition of Excluded Property.

                  Permitted Encumbrances: Collectively, (i) liens for taxes, assessments and governmental charges not yet past due and payable or delinquent,
(ii) the title exceptions and other matters of record set forth on Schedule 1 hereto and (iii) such other title exceptions, if any, as Buyer shall have approved in writing, in its sole and absolute discretion.

                  Personal Property: All Intangible Property and all tangible personal property of every kind and nature owned by Seller and located at, upon or about, or affixed or attached to, or installed in the Facility or used or to be used in connection with or otherwise relating to the Facility or its ownership, planning, development, construction, operation and/or maintenance, including the following:

                  (i) All equipment, machinery, fixtures, furniture and furnishings and other tangible personal property, including all components thereof, now or on the Closing Date located in, on or used in connection with the Facility, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment, built-in oxygen and vacuum systems, tools, repair parts, appliances and communications equipment, to the extent any of the foregoing items are not conveyed to Buyer as part of the Facility pursuant to the Deed; and

                  (ii) Those specific items of tangible personal property described on Exhibit E attached hereto.

Notwithstanding the foregoing, "Personal Property" shall not include any of the Excluded Property.

                  Plans and Specifications: All drawings (including final and complete "as-builts"), plans, specifications, blueprints, maps, studies, structural reviews, surveys (including "as-built") and engineering, soil, seismic, geologic, architectural and other reports relating to the Property.

                  Primary Intended Use:  As defined in the Lease.

                  Property: The Facility or, where applicable, the Facility together with the Personal Property.

                  Purchase Price: Two Million Eight Hundred Thirty Thousand Dollars ($2,830,000.00).

                  Resident and/or Patient Agreements: Any and all leases, rental and occupancy agreements, lease commitments, admission and payment documents, reservation agreements and concessions, all deposits made thereunder, and any and all patient and/or resident trust accounts, in each case with respect to the Property.

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       State: The State or Commonwealth in which the Property is located.

                  Title Insurer:  First American Title Insurance Company.

                  Title Policy:  As defined in Section 3.5.

                  Transaction Documents: Collectively, this Agreement, the Deed, the Bill of Sale and Assignment, the Lease, the Guaranty and the Commitment Letter Amendment.

                                    ARTICLE 2

                         TERMS OF THE SALE AND LEASEBACK

                  Section 2.1 Sale. On the Closing Date, subject to the conditions of this Agreement, Seller agrees to convey or cause to be conveyed, and Buyer agrees to acquire, the Property for the Purchase Price. The Purchase Price shall be paid in cash on the Closing Date by wire transfer or such other method as Buyer and Seller may agree upon. The Purchase Price shall be allocated as follows:

         Land & Improvements
           (including permanent fixtures)           $2,700,000.00

         Personal Property (other than
           permanent fixtures)                         130,000.00
                                                       ----------

                           Total                    $2,830,000.00
                                                    =============

                  Section 2.2 Closing. The Closing shall be held at the offices of Latham & Watkins, 633 West Fifth Street, Los Angeles, California, or at such other location as Buyer and Seller may agree upon or through an escrow or sub-escrow with Title Insurer. In the event that the Closing is to take place through an escrow or sub-escrow, the parties shall mutually execute and deliver to Title Insurer, as escrow holder, joint escrow and/or recording instructions consistent with this Agreement on or prior to the Closing Date. In the event of any conflict between the provisions of this Agreement or any such escrow and/or recording instructions or any general instructions required by Title Insurer to be executed by Buyer and Seller in connection therewith, the provisions of this Agreement shall control. If the Closing does not take place on or prior to October 18, 1996, Buyer may terminate this Agreement in its sole and absolute discretion.

                  Section 2.3 Conveyance. On the Closing Date, subject to the terms and conditions of this Agreement, Seller shall deliver, or cause to be delivered, the Deed and the Bill of Sale and Assignment and such other instruments as shall be necessary to convey, assign or grant to Buyer good and marketable title to the Property, free and clear of all liens, claims and encumbrances (except for Permitted Encumbrances). Each party shall execute and deliver such instruments and take such actions as either party may reasonably request in order to effectuate the purposes of this Agreement.

                           (a) The Deed shall be sufficient to convey good and indefeasible fee simple title to the Property (other than the Personal Property), shall be duly executed, acknowledged and in recordable form. The Deed shall include (if applicable) the appropriate state and/or county real estate transfer tax declaration of real estate value or other affidavit as to the tax due on gross income derived from the sale. The Deed shall be deemed to include all appurtenances to the Property conveyed thereby, including all right, title and interest, if any, of the grantor in and to any land lying in the bed of any street adjoining the Property to the center line thereof, and any existing improvements located on the Property.

                           (b) The Bill of Sale and Assignment shall be sufficient to convey good and marketable title to the Personal Property and shall be duly executed. In addition, Seller will execute or obtain and deliver to Buyer on the Closing Date such other instruments and/or documents as may be necessary to effectively convey title to the Personal Property.

                           (c) On the Closing Date, Buyer, as Lessor, and Seller, as Lessee, shall enter into the Lease and shall execute and deliver to Title Insurer for recordation a short- form memorandum thereof in form and substance satisfactory to Buyer and Seller, and if applicable, as may be required by Title Insurer to issue to Lessee a leasehold policy of title insurance on the Closing Date. Notwithstanding the foregoing, however, in no event shall the issuance of such leasehold policy of title insurance be deemed a condition to Closing of Seller hereunder. In addition, Seller, as Lessee, shall execute and deliver to Buyer, as Lessor, such Uniform Commercial Code financing statements and/or fixture filings evidencing Lessor's ownership of the Personal Property as shall be reasonably required by Lessor. Such financing statements and/or fixture filings shall describe with particularity the Personal Property, shall be in form sufficient for recording or filing, as applicable, with the appropriate Governmental Authority and shall be otherwise reasonably satisfactory to Buyer, as Lessor.

                           (d) Seller shall deliver for itself (i) a "FIRPTA" certificate in form and substance satisfactory to Buyer and in conformance with Section 1445(b)(2) of the Internal Revenue Code, to the effect that Seller is not a foreign person and (ii) such other affidavits or certificates as may be reasonably required by Buyer to the effect that Buyer is not required to withhold taxes from the payment of sale proceeds to Seller under any other applicable state, commonwealth or local tax laws.

                  Section 2.4 Prorations. There shall be no adjustment of taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, or any other items relating to the Property, it being understood by the parties that Seller, as Lessee under the Lease, shall be obligated to pay the same under the terms thereof from and after the Closing Date.



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                  Section 2.5 Costs.

                  2.5.1 Seller's Costs. Seller shall pay:

                         (a) any and all state,  municipal or other documentary,
                    transfer, stamp, sales, use or similar taxes payable in connection with the delivery of any instrument or document provided in or contemplated by this Agreement or the Exhibits hereto, any agreement or commitment described or referred to herein or the transactions contemplated herein together with interest and penalties, if any, thereon;

                         (b) all  expenses of or related to the  issuance of the
                    title insurance commitment and policy (including the costs of any survey required by Buyer and the Title Insurer), chain of title reports, and all escrow fees and charges;

                         (c) the charges for or in connection with the recording
                    and/or filing of any instrument or document provided herein or contemplated by this Agreement or any agreement or document described or referred to herein;

                         (d) any and all  broker's  fees or similar fees claimed
                    by any party acting by or on behalf of Seller in connection with the transactions contemplated herein;

                         (e) Seller's legal,  accounting and other  professional
                    fees and expenses and the cost of all instruments and documents required to be delivered, or to be caused to be delivered, by Seller hereunder;

                         (f) all of Buyer's Transaction Costs other than Buyer's
                    Legal Costs; and

                         (g) all of Buyer's  Legal  Costs up to  $50,000.00  and
                    Fifty percent (50%) of Buyer's Legal Costs in excess thereof;

                         (h) except as provided in Section 2.5.2, all other costs and expenses incurred in connection with the transactions contemplated hereunder and the Exhibits hereto.

                  2.5.2 Buyer's Costs. Buyer shall pay Fifty Percent (50%) of the Buyer's Legal Costs in excess of $50,000.00.

                  Section 2.6 Reimbursement of Buyer's Transaction Costs. Pursuant to the Commitment Letter, Seller or ILC on Seller's behalf has paid to Buyer an expense reimbursement deposit of Two Hundred Thousand Dollars ($200,000) (the "Master Expense Deposit"). Of such Master Expense Deposit, the sum of $25,000.00 (the "Allocated Expense Deposit") is allocated to the transactions contemplated hereby and the Exhibits hereto. As

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provided  in the Master  Commitment  Letter,  if the  transactions  contemplated hereunder and the Exhibits hereto do not close for any reason other than by reason of (a) a breach or default by Seller hereunder, (b) Seller financing the Property through another financing source or (c) Seller selling the Property to another buyer in a transaction in which Seller or any Affiliate of Seller shall continue to operate and/or manage the Facility following the consummation thereof, then the Allocated Expense Deposit shall be applied against Buyer's Transaction Costs and the balance shall be promptly refunded to Seller. If the transactions hereunder and the Exhibits hereto (i) do not close for any of the reasons described in clauses (a), (b) or (c) above or (ii) do close, the Buyer shall be entitled to keep the entire Allocated Expense Deposit. If the transactions hereunder and the Exhibits hereto do close and Buyer's Transaction Costs are greater than the total amount of the Allocated Expense Deposit, Seller shall reimburse Buyer for any excess costs so incurred, except as provided in Sections 2.5.1(g) and 2.5.2 above. To the extent ascertainable on the Closing Date, any amount due to Buyer shall be paid at the Closing. To the extent such amounts are not so ascertainable, Seller shall thereafter reimburse Buyer promptly following Buyer's written request therefor.

                  Section 2.7 Lease Commitment Fee. In addition to the Allocated Expense Deposit which Buyer hereby acknowledges receipt of, on the Closing Date, Seller shall pay to Buyer via wire transfer of immediately available funds (or such other method as is acceptable to Buyer and Seller) the Lease Commitment Fee and the same shall be deemed fully earned by Buyer and non-refundable so long as the Closing has occurred.

                  Section 2.8 Nature of Buyer's Interest. Buyer is only purchasing the Property and is acquiring no interest, other than as a lessor pursuant to the Lease (and including any security interest granted pursuant thereto), in the trade or business operated or to be operated by Seller with respect to the Property.

                                    ARTICLE 3

                 CONDITIONS TO THE OBLIGATION OF BUYER TO CLOSE

                  The   obligations  of  Buyer  hereunder  are  subject  to  the
satisfaction or waiver by Buyer of the following conditions. Should any condition set forth in this Article 3 not be fulfilled or waived on the Closing Date to the satisfaction of Buyer, Buyer shall, at its option, without waiving any rights provided in this Agreement, be relieved of all obligations hereunder, except for Buyer's obligations with respect to the Allocated Expense Deposit as provided in Section 2.6 above.

                  Section 3.1 Performance. Seller shall have performed each and all of the covenants and obligations required to be performed by them on or prior to the Closing.

                  Section 3.2 Representations and Warranties. Each and all of the representations and warranties of Seller hereunder shall be true and correct on and as of the Closing Date, as though given as of the Closing Date, and Seller shall have delivered to Buyer officers' certificates to that effect.

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                  Section 3.3 Default.  No event shall have  occurred that would constitute a default by (a) Seller, as Lessee under the Lease, or (b) Guarantor under the Guaranty, or which with notice or the lapse of time, or both, would constitute such a default by either Seller under the Lease or Guarantor under the Guaranty.

                  Section 3.4 Recordation and Costs. Seller shall (a) have made arrangements for the Deed as well as the short-form memorandum of the Lease and the Uniform Commercial Code financing statements and/or fixture filings, to be recorded or filed for recordation in the manner required by the laws of the State, and (b) pay, or arrange to be paid, all costs and fees to be paid by Buyer pursuant to Section 2.5 and the Lease Commitment Fee pursuant to Section 2.7, and such arrangements shall be reasonably satisfactory to Buyer and its counsel in all respects.

                  Section 3.5 Title Insurance. Buyer shall have received, at Seller's expense, a commitment from Title Insurer satisfactory to Buyer and its counsel for a policy of title insurance showing good and indefeasible title to the Property in fee simple vested in Buyer as of the Closing, subject only to the Permitted Encumbrances. Such policy (the "Title Policy"), when issued, shall:

                         (a) be in current ALTA extended  coverage  owner's form
                    (but without a general exception for creditors' rights);

                         (b) be issued in an amount equal to the Purchase Price;

                         (c)  include  endorsements  100 (no  violations,  etc.,
                    modified for an owner), 103.7 (access), 116.1 (survey accuracy), 123.2 (zoning-improved property), or the equivalents thereof available, if at all, in the State, and such other endorsements as Buyer may reasonably require; and

                         (d) insure (i) that any conditions, covenants and restrictions affecting the Property have not been violated and that a future violation thereof will not result in a forfeiture or reversion of title; (ii) if obtainable, that all streets adjoining the Property have been completed, dedicated and accepted for public maintenance and use by the appropriate governmental authorities and that the Property has access to public streets; (iii) that local zoning ordinances, general plans and all other applicable land use regulations and all private covenants, conditions and restrictions, if any, permit the transfer and use of the
                    Property (and reconstruction and resumption of use of the Property in the event of damage or destruction thereof or cessation of use thereof) for all uses contemplated by the Lease as a matter of right for an unlimited time period, and specifically not merely as a legal non-conforming use or any other legal status which would by its terms or by operation of law limit the duration of such use or the right to rebuild and resume use of the Property for all uses contemplated by the Lease in the event of damage, destruction or cessation of use of the Property for any reason; and (iv) over and against all parties in possession except the current occupants thereof.

                  Section 3.6 Survey. Buyer shall have received, at Seller's expense, and approved either (a) a final "as-built" ALTA survey of the Property completed in accordance with the Minimum Standard Detail requirements for ALTA/ACSM Land Title Surveys, with additional Title A survey requirements, jointly established and adopted by ALTA and ACSM in 1992 that meet the requirements of a Class A Survey as defined therein, certified within thirty
(30) days of the Closing Date or (b) such other form of title survey which is in form and substance satisfactory to Buyer in its sole discretion. Such survey shall (i) be certified to Buyer and the Title Insurer as being true and accurate, which such certification shall include the acreage of the Property and a statement as to whether the Property is located in a Flood Hazard Area; (ii) identify thereon all telephone, water, sewage, electricity, gas and other utility facilities to the points of connection; and (iii) show no encroachments onto or conflicts with any adjacent property other than pursuant to easements appurtenant to the Property or such other agreements with the affected landowner approved by Buyer and which are, in turn, insured under the Title Policy.

                  Section 3.7 Utilities and Access. Buyer shall have satisfied itself that (a) all utilities serving the Property are adequate for the Primary Intended Use of the Facility; and (b) all means of ingress and egress, parking, access to public streets and drainage facilities are or will be available to the Property and are adequate for the Primary Intended Use of the Facility.

                  Section  3.8  Site   Visits.   Buyer   shall  have   completed
satisfactory site visits of the Property.

                  Section 3.9 Environmental Report. Buyer shall have received, at Seller's expense, a written report issued to Buyer from a qualified geotechnical or engineering firm reasonably acceptable to Buyer and in form and substance reasonably satisfactory to Buyer, concerning the presence, handling, treatment and disposal of Hazardous Substances on, in or under the Property and disclosing (a) the results of a review of prior uses of the Property disclosed by local public records, including a chain of title report from the Title Insurer, in form and substance satisfactory to Buyer, showing all previous owners and lessees of the Property from 1940 to the present; (b) contacts with local officials to determine whether any records exist with respect to the disposal of Hazardous Substances on the Property; (c) if recommended by such engineering or geotechnical firm or required by Buyer, soil samples and groundwater samples consistent with good engineering practice; and (d) reasonable evaluations of the surrounding areas for sensitive environmental receptors such as drinking water wells or aquifers, hospitals and schools, and evidence regarding the use and/or historical use of such areas.

                  Section  3.10  Entitlements.  Buyer  shall have  received  and approved  with  respect  to the  Property  copies of (a) the  applicable  zoning ordinances and map marked to show the location of such Property and, if available, certified by an appropriate Governmental Authority to be complete and accurate; (b) evidence that such zoning ordinances and the general plans/specific plans and all other land use regulations of the applicable municipal jurisdictions and all covenants, conditions and restrictions, if any, affecting the Property permit the transfer of the Property and use thereof for its Primary Intended Use and for all other uses (if any) contemplated under the Lease (and reconstruction and resumption of use in the event of damage, destruction, or cessation of use) as a matter of right for an unlimited time period and not merely as a legal non-conforming use; (c) all licenses, certificates, approvals and authorizations, including plot plan and subdivision approvals, zoning variances, sewer, building, foundation, grading and other permits and all other authorizations required by Governmental Authorities or by any applicable covenants, conditions and restrictions for the use and operation of such Property for its Primary Intended Use and for all other uses (if any) contemplated under the Lease, in each instance in accordance with all applicable Governmental Requirements; and (d) evidence satisfactory to it that (i) the Property and/or Lessee holds all licenses, permits, accreditations, authorizations and certifications required for the operation of the Property for its Primary Intended Use and for all other uses (if any) contemplated under the Lease, including from the State of Florida Agency for Health Care Administration and any other applicable Governmental Authorities; (ii) the Property is not subject to, or threatened with, any hold on admissions or other sanction and there are no outstanding, or threatened, notices of deficiency resulting from any survey of the Property which have not been fully responded to with an acceptable plan of correction with which the Property is being operated in compliance; (iii) to the extent necessary to operate the Property for its Primary Intended Use and to receive governmental and/or private payor reimbursements, the Property is fully and unconditionally accredited by the Joint Commission on Accreditation of Health Care Organizations; and (iv) the Property is, to the extent applicable, (A) duly certified as a provider under the Medicare and Medicaid programs and (B) in compliance in all material respects with all Governmental Requirements, including rules and regulations relating to Medicare/Medicaid fraud and abuse practices, and all insurance requirements.

                  Section 3.11 Physical Inspections. Buyer shall have received and approved the physical condition of the Property including the improvements and the HVAC, electrical, plumbing and other systems, and shall have received, at Seller's expense, written reports in form and substance reasonably satisfactory to Buyer from one or more qualified engineering firms reasonably approved by Buyer or any engineer employed by Buyer to the effect that the improvements on each Property have been constructed in compliance with, and currently are in compliance with, all Governmental Requirements, including the Americans With Disabilities Act, and with all restrictions of record applicable thereto which affect the use of such Property for its Primary Intended Use and for all other uses (if any) contemplated under the Lease.

                  Section 3.12  Condemnation;  Casualty.  Except as set forth on
Schedule 2, no Condemnation shall be pending or threatened with respect to the Property and no casualty shall have occurred with respect to the Property or any portion thereof.

                 Section 3.13      Financial Condition.

                  3.13.1 Buyer shall have received and approved (a) audited financial statements for Seller for the period ended June 30, 1996; (b) audited financial statements for ILC for the period ended December 31, 1995, and unaudited financial statements for such entities for the period ended June 30, 1996; and (c) unaudited operating statements for the Facility for the period ended July 31, 1996 (if any);

                  3.13.2 Buyer shall have received evidence satisfactory to it that no material adverse change in the financial condition, business, or prospects of (a) Seller or ILC has occurred from June 30, 1996 through the Closing or (b) the Facility has occurred from August 1, 1996 through the Closing;

                  3.13.3 Buyer shall have received and approved UCC searches against Seller showing no liens on the Property;

                  3.13.4 Buyer shall have received and approved all pending or threatened litigation or governmental proceedings seeking to enjoin, challenge or collect material damages in connection with Seller or the Property.

                  Section 3.14 Proceedings. Buyer shall have reviewed and reasonably approved all corporate, partnership, limited liability company or other proceedings necessary or required to be taken by Seller in connection with the transactions contemplated hereunder and the Exhibits hereto and all documents and certificates incident thereto, including the Organizational Documents of Seller and such other documents and certificates as Buyer or its counsel shall reasonably request.

                  Section 3.15 Records. Buyer shall have reviewed, to the extent in the possession and control of Seller, originals (or copies thereof certified to Buyer) of all documents or other instruments relating to the Intangible Property, all operating reports and such other records pertaining to the Property as Buyer shall reasonably request.

                  Section 3.16 Insurance. Buyer shall have received certificates with respect to, and copies of the policies of, the insurance required to be carried by Lessee under the Lease, together with evidence satisfactory to Buyer that the premiums therefor due on or prior to the Closing Date have been paid in full.

                  Section 3.17 Letter(s) of Credit. Buyer shall have received the letter or letters of credit fulfilling the requirements set forth in the Lease.

                  Section 3.18 Transaction Documents. Seller shall have executed and delivered to Buyer the Deed and two (2) counterpart originals of the Lease, Bill of Sale and Assignment and Commitment Letter Amendment, together with any other documents or instruments required hereunder, and Guarantor shall have executed and delivered to Buyer two (2) originals of the Guaranty.

                  Section 3.19 Opinion of Counsel. Buyer shall have received an opinion or opinions of counsel to Seller and Guarantor, (a) dated as of the Closing Date, (b) addressed to Buyer and any participants of Buyer, (c) incorporating any necessary opinions from local counsel to Seller and Guarantor and (d) subject only to such qualifications and limitations as may be reasonably approved by Buyer and Buyer's counsel, to the effect that:

                  3.19.1 Each of Seller and Guarantor is duly organized, validly existing and in good standing in its state of organization/formation and is qualified to do business and in good standing in the State; the execution and delivery of this Agreement, the other Transaction Documents and all other documents to be executed by Seller and Guarantor, as applicable, hereunder or the Exhibits hereto have been duly authorized; and this Agreement, the other Transaction Documents and all other documents to be executed and delivered by Seller and/or Guarantor, as applicable, to or for the benefit of Buyer hereunder are valid and binding instruments, enforceable against Seller and Guarantor, as applicable, in accordance with their respective terms;

                  3.19.2 the execution and delivery of this Agreement, the other Transaction Documents and all other documents to be executed and delivered by Seller and Guarantor, as applicable, hereunder and the consummation of the transactions contemplated hereunder and the Exhibits hereto do not and will not constitute an event of default under, or a violation of, any Organizational Document of Seller and/or Guarantor, as applicable, or any Governmental
Requirement,  contract  or  other  agreement  by  which  any  of  Seller  and/or
Guarantor, as applicable, is or may be bound, including Governmental Requirements applicable to the use of the Facility for its Primary Intended Use;

                  3.19.3 there are (a) no pending or, to the best knowledge of such counsel, threatened, proceedings with respect to or in any manner affecting Seller or the Property or in which Seller is or will be a party by reason of the ownership or leasing of the Property; or (b) to the best knowledge of such counsel, no present plans or studies by any Governmental Authority which in any way challenge, affect or would challenge or affect in a material and adverse manner such ownership or leasing;

                  3.19.4 Seller has obtained all consents, permits, licenses, approvals or authorizations from Governmental Authorities or other third parties which are necessary to permit the conveyance of the Property in accordance with the provisions of this Agreement and the Exhibits hereto, all of which are in full force and effect; current local zoning ordinances, general plans and other applicable land use regulations and all private covenants, conditions and restrictions, if any, affecting the Property, permit the transfer of the Property and the use of the Facility for its Primary Intended Use (and reconstruction and resumption of use in the event of damage, destruction, or cessation of use) as a matter of right for an unlimited time period and not merely as a legal non- continuing use; to the best knowledge of such counsel, and to the extent necessary to operate the Property for its Primary Intended Use and to receive governmental and/or private payor reimbursements, the Property is fully and unconditionally accredited by the Joint Commission of Health Care Organizations; and the Property is (i) duly certified as a provider under the Medicare and Medicaid programs and (ii) in compliance in all material respects with all Governmental Requirements, including rules and regulations relating to Medicare/Medicaid fraud and abuse practices and all insurance requirements; and

                  3.19.5 the Property is a legal lot or parcel which for all purposes may be mortgaged, conveyed and otherwise dealt with as a separate lot(s) or parcel(s) and is not taxed with any other property.

                  Section 3.20 Board of Directors Approval. All of the terms contained in this Agreement and the Exhibits hereto shall have been ratified by the Board of Directors or the Investment Committee of the Board of Directors of Buyer. The Board of Directors or Investment Committee of the Board of Directors of Buyer may require other terms and conditions when considering the financial condition of Seller, the Facility, and other relevant matters.

                  Section 3.21 ACH Transfer. Buyer shall have received written authorizations of Lessee under the Lease, in a form reasonably satisfactory to Buyer authorizing Buyer to debit Lessee's account at an Electronic Automated Clearing House Network ("ACH") member bank on the fifth (5th) day of each calendar month following the Commencement Date in an amount equal to the Minimum Rent then due under the Lease, and Buyer shall have received a voided blank check of Lessee which shows Lessee's account number and the ACH member bank's routing number.

                  Section 3.22 Tax Counsel Approval. Buyer's tax counsel for "REIT" purposes shall have reviewed and approved the terms of this Agreement, the other Transaction Documents and any other instrument, document or agreement executed in connection herewith or therewith.

                  Section 3.23 Third-Party Transferor Agreements. If applicable, Buyer shall have received and, to the extent any provisions thereof survived the Closing thereunder, approved any agreement to purchase between Seller and/or its Affiliates and any third-party transferor relating to the Property, or any portion thereof, or the business conducted thereon.

                  Section 3.24 Appraisal. Buyer shall have received and approved an appraisal of the Property from Valuation Counselors, Inc., in form and substance reasonably satisfactory to Buyer and setting forth a value of not less than the Purchase Price.

                  Section 3.25 Market Feasibility and Other Due Diligence. Buyer shall have received and approved such market and feasibility studies with respect to the Property as Buyer shall reasonably desire and Buyer shall be reasonably satisfied with the completion of such other due diligence items as are customary in a transaction of this type.

Upon the mutual execution and delivery of this Agreement by Seller and Buyer and the payment and authorized release by Buyer of the Purchase Price to Seller, the conditions set forth in Sections 3.1 through 3.25 above shall be deemed satisfied.

                                    ARTICLE 4

                 CONDITIONS TO THE OBLIGATION OF SELLER TO CLOSE

                  The obligations of Seller hereunder are subject to the satisfaction or waiver by Seller of the following conditions:

                  Section 4.1 Performance. Buyer shall have performed each and all of the covenants and obligations required to be performed by it on or prior to the Closing;

                  Section 4.2 Representations and Warranties. Each and all of the representations and warranties of Buyer hereunder shall be true and correct on and as of the Closing Date, as though given as of the Closing Date; and

                  Section 4.3 Transaction Documents. Buyer shall have executed and delivered to Seller two (2) counterpart originals of the Lease, Bill of Sale and Assignment and Commitment Letter Amendment, together with any other documents or instruments required hereunder.

                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

                  Section 5.1 By Seller. Seller represents and warrants on the Closing Date as follows:

                  5.1.1 Seller is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its state of organization/formation, is qualified to do business and, to the extent applicable, in good standing in the State and has full corporate power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement, the other Transaction Documents and all other instruments provided for herein and the Exhibits hereto to which it is a party, and otherwise carry out the transactions contemplated hereunder and thereunder;

                  5.1.2 this Agreement and the other Transaction Documents and all other documents to be executed by Seller hereunder have been duly authorized, executed and delivered by Seller, and constitute and will constitute the valid and binding obligations of Seller enforceable against it in accordance with their respective terms;

                  5.1.3 Seller is solvent, and to the Best Knowledge of Seller, Seller (i) has timely and accurately filed all tax returns required to be filed by it, and (ii) is not in default in the payment of any taxes levied or assessed against it or any of its assets, or subject to any judgment, order, decree, rule or regulation of any Governmental Authority which would, in each case or in the aggregate, adversely affect the financial condition or operations of Seller or the condition, ownership or use for the Primary Intended Use of the Property, or the ability of the Seller to carry out the transactions contemplated hereunder or under the Exhibits hereto;

                  5.1.4 no consent, approval or other authorization of, or registration, declaration or filing with, any Governmental Authority is required for the due execution and delivery of this Agreement, any of the other Transaction Documents or any other documents to be executed by Seller hereunder, or for the performance by or the validity or enforceability thereof against Seller, other than the recording or filing for recordation of the Deed;

                  5.1.5 Except as set forth on Schedule 2 hereto, there are no actions, proceedings or investigations, including Condemnation proceedings or tax audits, pending (as to which Seller has been served with notice), or to the Best Knowledge of Seller, pending (as to which Seller has not been served with notice) or threatened against or affecting Seller or the Property, seeking to enjoin, challenge or collect damages in connection with the transactions contemplated hereunder or under any of the other Transaction Documents or which could reasonably be expected to materially and adversely affect the financial condition or operations of Seller or the condition, ownership or use for the Primary Intended Use of the Property or the ability of Seller to carry out the transactions contemplated hereunder or thereunder, or which in any way challenge, affect or would challenge or affect the ownership of the Property or lease of the Facility pursuant to this Agreement or the Lease;

                  5.1.6 the execution and delivery of this Agreement, the other Transaction Documents and all other documents to be executed by Seller hereunder, compliance with the provisions hereof and thereof and the consummation of the transactions contemplated hereunder and thereunder will not result in (a) a breach or violation of (i) to the Best Knowledge of Seller, any Governmental Requirement applicable to Seller or the Property now in effect;
(ii) the Organizational Documents of Seller; (iii) any judgment, order or decree of any Governmental Authority binding upon Seller; or (iv) any agreement or instrument to which Seller is a party or by which it is bound; (b) the acceleration of any obligation of Seller; or (c) to the Best Knowledge of Seller, the creation of any lien, encumbrance or other matter affecting title (other than the Lease and the Permitted Encumbrances) to the Property;

                  5.1.7 to the Best Knowledge of Seller, current local zoning ordinances, general plans and other applicable land use regulations and all private covenants, conditions and restrictions, if any, affecting the Property, permit the transfer of the Property and the use of the Facility for its Primary Intended Use (and reconstruction and resumption of use in the event of damage, destruction, or cessation of use) as a matter of right for an unlimited time period and not merely as a legal non-conforming use;

                  5.1.8 Seller has obtained all consents, permits, licenses approvals or authorizations from Governmental Authorities or other third parties which are necessary to permit the conveyance of the Property in accordance with the provisions of this Agreement and the use of the Property by Lessee for its Primary Intended Use, all of which are in full force and effect, and to the Best Knowledge of Seller, the Property is in compliance with all applicable zoning ordinances and the Permitted Exceptions;

                  5.1.9 to the Best Knowledge of Seller, the Facility is in compliance in all material respects with all Governmental Requirements and all insurance requirements;

                  5.1.10 except as set forth on Schedule 2, no casualty has occurred with respect to the Property or any portion thereof;

                  5.1.11 to the Best Knowledge of Seller, (a) there are no underground tanks or Hazardous Substances currently located on the Property and no such tanks have ever been located on the Property and no Hazardous Substances have ever been present, used, stored, treated, released from or disposed of or on the Property; (b) no enforcement, cleanup, removal or other governmental or regulatory actions have, at any time, been instituted or threatened with respect to the Property; (c) there is no current or prior violation or state of noncompliance with any environmental law relating to Hazardous Substances with respect to the Property; (d) no claims have been made or threatened by any third party with respect to the Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or related to any Hazardous Substance; and (e) there are no current and there have been no prior businesses engaged in the storage, treatment or disposal of Hazardous Substances on any property adjacent to the Property;

                  5.1.12 to the Best Knowledge of Seller, the Property is not located within an area of special risk with respect to natural or man-made disasters or hazards, including any Flood Hazard Area;

                  5.1.13 to the Best Knowledge of Seller, there are no adverse geological or soil conditions affecting the Property;

                  5.1.14 to the Best Knowledge of Seller, (a) all public utilities, including telephone, gas, electric power, sanitary and storm sewer and water, are available for connection at the boundaries of the Property; (b) such utilities are adequate for the Primary Intended Use of the Facility; and
(c) the means of ingress and egress, parking, access to public streets and drainage facilities are adequate for the Primary Intended Use of the Facility;

                  5.1.15 to the Best Knowledge of Seller, the Property is a legal lot(s) or parcel(s) which for all purposes may be mortgaged, conveyed and otherwise dealt with as a separate legal lot(s) or parcel(s) and is not taxed with any other property;

                  5.1.16 no exception to title to and no interest in the Property known to Seller will materially interfere with the use of the Leased Property for its Primary Intended Use in accordance with the Lease;

                  5.1.17 Seller has delivered to Buyer copies of (a) the unaudited financial statements for Seller for the period ended June 30, 1996,
(b) the audited financial statements for each of ILC for the period ended December 31, 1995 and the unaudited financial statements for such entities for the period ended June 30, 1996 and (c) the operating statements for the Facility for the period ended July 31, 1996, and such financial and/or operating statements are true, correct and complete in all material respects, have been prepared from and in accordance with the books and records of Seller, ILC and the Facility, as applicable, and fairly present the financial position and results of operations of Seller, ILC and the Facility, respectively, at the date(s) and for the period(s) indicated;

                  5.1.18 since June 30, 1996, there has been no material adverse change in the financial condition of Seller or ILC and since August 1, 1996, there has been no material adverse change in the financial condition of the Facility from that disclosed in the operating statements;

                  5.1.19 Seller has delivered to Buyer copies of all of the Organizational Documents of Seller and ILC. Such Organizational Documents are true, correct and complete in all material respects;

                  5.1.20 to the Best Knowledge of Seller, neither this Agreement nor any certificate, statement or other document furnished or to be furnished to Buyer by Seller in connection with the transactions contemplated hereunder and under the Exhibits hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading;

                  5.1.21 Buyer is not required to withhold taxes from the payment of sale proceeds to Seller under the Internal Revenue Code or any applicable state, commonwealth or local tax laws;

                  5.1.22 Seller is not a foreign person for purposes of Section 1445 of the Internal Revenue Code;

                  5.1.23 [Reserved];

                  5.1.24 Neither Seller nor any Affiliate of Seller or ILC is retaining any contiguous or adjacent property to the Property; and

                  5.1.25 to the Best Knowledge of Seller, the real property tax accessors' parcel number for the Facility is 60544.001512.

                  Section 5.2 By Buyer. Buyer represents and warrants on the Closing Date as follows:

                  5.2.1 Buyer is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the state of its organization/formation; is, or will be on the Closing Date, duly qualified and authorized to do business in the State, to the extent such qualification is required to perform its obligations hereunder or under any Transaction Document; and has full corporate power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement, the Lease and all other instruments provided for herein to which it is a party, and otherwise carry out the transactions contemplated hereunder and the Exhibits hereto;

                  5.2.2 this Agreement and all other documents to be delivered by Buyer pursuant to this Agreement have been duly authorized, executed and delivered by Buyer and constitute, and will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms;

                  5.2.3 no consent, approval or other authorization of, or registration, declaration or filing with, any Governmental Authority is required for the due execution and delivery of this Agreement, any of the other Transaction Documents or any other documents to be executed by Buyer hereunder, or for the performance by or the validity or enforceability thereof against Buyer, other than the recording or filing for recordation of the Deed; and

                  5.2.4 the execution and delivery of this Agreement and any other Transaction Documents by Buyer and the execution and delivery of all other documents to be executed by Buyer hereunder, compliance with the provisions hereof and thereof and the consummation of the transactions contemplated hereunder and thereunder will not result in (a) to the Best Knowledge of Buyer, a breach or violation of (i) any Governmental Requirement applicable to Buyer now in effect; (ii) the Organizational Documents of Buyer; (iii) any judgment, order or decree of any Governmental Authority binding upon Buyer; or (iv) any agreement or instrument to which Buyer is a party or by which it is bound; (b) the acceleration of any obligation of Buyer; or (c) to the Best Knowledge of Buyer, the creation of any lien, encumbrance or other matter affecting title (other than the Lease and the Permitted Encumbrances) to the Property.

                                    ARTICLE 6

                   COVENANTS OF THE PARTIES AND OTHER MATTERS

                  Section 6.1 Covenants of Seller. For the period from June 1, 1996 through and including the Closing Date, Seller shall (and, as applicable, Seller represents and warrants that it has):

               (a) not dispose(d) of or encumber(ed) or permit(ted) the disposition or encumbrance of the Property or any portion thereof except as would be permitted (if at all) under the Lease if the same were in effect;

               (b) not enter(ed) into or assume(d) or permit(ted) to be entered into or assumed any contract, agreement, obligation, lease, license or commitment related to the Property except in the ordinary course of business or as contemplated herein or in the other Transaction Documents;

               (c) not do (done) any act or omit(ted to do) any act which would cause a breach of any contract, commitment or obligation which would have a materially adverse effect on the ownership of the Property or the use thereof for the Primary Intended Use; and

               (d)  not  make  (made)  or  permit(ted)  to be made  any  Capital
          Additions (as defined in the Lease) to the Property without the written approval of Buyer, other than renovations to the Facility which have been disclosed to Buyer and which are to be completed prior to the Closing Date.

                  Section 6.2 Indemnification.

               (a) In addition to, and without limiting any indemnification obligation of Seller, as Lessee, under the Lease, Seller unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Buyer and Buyer's officers, directors, employees, agents and contractors from and against any and all loss, cost or expense, including reasonable attorneys' fees and costs, arising from (i) the breach or violation of any representation or warranty of Seller contained herein; or (ii) the failure of Seller to satisfy or perform any covenant or other provision contained herein on its part to be satisfied or performed. Payment shall not be a condition precedent to recovery under the foregoing indemnification provision.

               (b) Buyer hereby unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Seller and Seller's members, officers, directors, employees, agents and contractors from and against any and all loss, cost or expense, including reasonable attorneys' fees and costs, arising from (i) the breach or violation of any representation or warranty of Buyer contained herein; or (ii) the failure of Buyer to satisfy or perform any covenant or other provision contained herein on its part to be satisfied or performed. Payment shall not be a condition precedent to recovery under the foregoing indemnification provision.

               (c) Notwithstanding anything to the contrary in this Agreement, if any specific knowledge actually comes to the attention of either Seller or Buyer prior to the Closing, whether through the other party hereto or due to such party's own investigations, which knowledge would negate or make untrue any express representations and warranties of the other party hereunder, then such specific knowledge shall be deemed to limit such representations and warranties so as to reduce or eliminate any liability which such other party may otherwise have had as a result of the specific breach thereof. For purposes of the foregoing, no information, matter or item shall be deemed to have "come to the attention" of a party hereto, unless such information, matter or item is actually known or under reasonable circumstances should have been known by an officer or director of such party. In other words, in no event shall knowledge be imputed to a party simply because specific knowledge may have "come to the attention" of a party's agent, consultant or other employee, unless and to the extent the same is actually known or under reasonable circumstances should have been known by an officer or director of such party.

                                    ARTICLE 7

                                  MISCELLANEOUS

                  Section 7.1 Survival; Breach of Representations and Warranties. The covenants, representations and warranties made by Seller and Buyer hereunder or in any certificates or other instruments delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and recordation of the Deed provided that (a) with respect to the representations and warranties of Seller pursuant to Sections 5.1.1, 5.1.2 and 5.1.3 and Buyer pursuant to Sections 5.2.1 and 5.2.2, for the applicable statute of limitations,
(b) with respect to the  representations  and  warranties of Seller set forth in
Section 5.1.11, for a period of forty-eight (48) months following the date of Closing, and (c) with respect to any other representation, warranty or covenant of either Seller or Buyer hereunder or in any certificates or other instruments delivered pursuant to this Agreement (other than the Transaction Documents), for a period of twenty-four (24) months from the date of Closing. The foregoing limitation on the survival of the representations, warranties and covenants of Seller hereunder shall in no way be deemed to affect or limit Seller's obligations as Lessee under the Lease or the obligations of Seller and/or Guarantor under the other Transaction Documents. Neither Seller nor Buyer shall be in breach or default of any covenant, representation or warranty of such party hereunder unless such covenant remains unperformed or such representation or warranty remains untrue and uncured for thirty (30) days after written notice thereof from the other party; provided, however, that if the nature of such covenant or representation or warranty is such that the same cannot be performed and/or cured with due diligence in such thirty (30) day period, then the party obligated to perform such covenant or to cure such representation or warranty shall not be in breach or default hereunder if such party proceeds promptly and with due diligence to cure the same and diligently completes the cure thereof.

                  Section 7.2 Brokers. Buyer and Seller each represents and warrants to the other that it has not dealt with any broker, finder or similar agent on account of any of the transactions contemplated hereunder and under the Exhibits hereto and each agrees to indemnify, defend, protect and hold harmless the other from and against any claims, causes of action or the like brought against the other, by any broker, finder or similar agent for a commission or fee on account of the transactions contemplated hereunder and under the Exhibits hereto resulting from their respective acts.

                  Section 7.3 Notices. Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a "notice") must be in writing and may be served personally or by U.S. Mail. If served by U.S. Mail, it shall be addressed as follows:

      If to Buyer:         Health Care Property Investors, Inc.
                           10990 Wilshire Boulevard
                           Suite 1200
                           Los Angeles, California 90024
                           Phone:  (310) 473-1990
                           Fax:  (310) 444-7817
                           Attn:  Legal Department

      with a copy to:      Latham & Watkins
                           633 West Fifth Street, Suite 4000
                           Los Angeles, California 90071
                           Phone:  (213) 485-1234
                           Fax:  (213) 891-8763
                           Attn:  David H. Vena, Esq.

      If to Seller:        Integrated Living Communities at Cabot Pointe, Inc.
                           2431 Old 41 Road
                           Bonita Springs, Florida 34135
                           Phone: (941) 947-7200
                           Fax: (941) 495-0711
                           Attn: President and CEO

      with copies to:      Integrated Living Communities at Cabot Pointe, Inc.
                           2431 Old 41 Road
                           Bonita Springs, Florida 34135
                           Phone: (941) 947-7200
                           Fax: (941) 495-0711
                           Attn: General Counsel
       and                 Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                           New York, New York 10036-8735
                           Phone:  (212) 704-6000
                           Fax:  (212) 704-6288
                           Attn:  Andrea Paretts Ascher, Esq.

Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In addition, either party may send notices by a nationally recognized overnight courier service which provides written proof of delivery (such as U.P.S. or Federal Express). Any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier's delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes. The foregoing facsimile numbers are for convenience only. Notice by facsimile shall not be deemed an effective manner of giving notice for purposes of this Agreement.

                  Section 7.4 Attorneys' Fees. If Buyer or Seller brings an action at law or other proceeding against the others to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Agreement, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable attorneys' fees.

                  Section 7.5 Successors. This Agreement shall be binding upon Buyer, Seller and their respective successors and assigns. Notwithstanding the foregoing, the rights and obligations of Seller and Buyer under this Agreement may not be assigned without the prior written consent of the other party, which consent may be given or withheld in the sole and absolute discretion of such other party; provided, however, that Buyer may, however, upon written notice to Seller, assign its rights and obligations hereunder to any transferee of Buyer's interest in the Property following the Closing without the consent of Seller upon written notice to Seller.

                  Section 7.6 Waiver. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Buyer or Seller of a breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

                  Section 7.7 Invalidity. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

                  Section 7.8 Governing Law. EXCEPT WHERE FEDERAL LAW IS APPLICABLE AND UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE.

                  Section 7.9 Bulk Sales. Buyer and Seller hereby waive compliance with the notice provisions of any bulk sales statute in effect in the State. Seller shall indemnify, defend, protect and hold harmless Buyer from and against any and all claims, losses, damages, liabilities, costs and expenses (including reasonable legal fees and expenses) paid or incurred by Buyer and arising directly or indirectly out of noncompliance with bulk sales statutes.

                  Section 7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

                  Section 7.11 Entire Agreement. This Agreement, together with the other Transaction Documents, the Exhibits hereto and thereto and such other documents as are contemplated hereunder or thereunder, constitute the entire agreement of the parties in respect of the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first above written.

                        "Buyer"

                        HEALTH CARE PROPERTY INVESTORS, INC.,
                            a Maryland corporation



                         By:_________________________________

                         Its:________________________________




                         "Seller"

                         INTEGRATED LIVING COMMUNITIES AT CABOT POINTE, INC.,
                           a Delaware corporation



                         By:_________________________________

                         Its:________________________________

                                    EXHIBIT A

                          Legal Description of the Land

         The Land referred to is situate in the unincorporated area of the County of Manatee, State of Florida and is described as follows:

                  Begin 60 feet South of the northeast corner of Section 15, Township 35 South, Range 17 East, and run thence West along the South line of Road Right of Way a distance of 2310 feet; thence run South parallel to the East line of 26th Street a distance of 417 feet for Point of Beginning; thence continue in the same direction a distance of 238.91 feet; thence West 308.12 feet more or less to the East line of 26th Street; thence North along the East line of 26th Street distance of 239.41 feet; thence East Parallel to the South line of the property hereby conveyed a distance of 308.12 feet more or less to the Point of beginning, said property lying in and being in Manatee County, Florida; LESS AND EXCEPT the Westerly 17.00 feet thereof as disclosed in the Warranty Deed dated June 12, 1996, recorded July 3, 1996 in O.R. Book 1491, Page 6630, Manatee County, Records.

                                    EXHIBIT B

                       Form of Bill of Sale and Assignment


                                 [See Attached]

                                    EXHIBIT C

                                  Form of Lease

                                 [See Attached]

                                    EXHIBIT D

                                Form of Guaranty


                                 [See Attached]

                                    EXHIBIT E

                       Itemized List of Personal Property

1.  BEDROOM

         QUAN      UNIT    DESCRIPTION
         ----      ----    -----------

           54      ea      Table Lamp

           54      ea      3/3 Headboard, Wood

           54      ea      3/3 Bedframe

           54      ea      3/3x76 Health Care Mattress & Box Spring

           54      ea      3-Dr. Chest

           54      ea      Nightstand

           54      ea      Upholstered Wing Chair

2.  DINING AREAS

         QUAN      UNIT    DESCRIPTION
         ----      ----    -----------

         11        ea      Dining Table Top, 36x36, bullnose wood edge and Black
                           Wrinkle Tilt Top Table Base

          1        ea      Conference/Dining table 48x86, with two bases

          1        ea      60" Diameter Table and table base, same finish

         30        ea      Dining chair, finish Valley Oak, Brittany upholstery

         30        ea      Dining chair, finish Valley Oak, Wisteria upholstery

          1        ea      Framed Ricks Print at Waitress Station

          2        ea      Framed Lea Prints at Water Fountain

          2        ea      Framed Monet Prints in Private Dining Room

          1        ea      Potted Silk Plant in Private Dining Room

          1        lot     Drapery & hardware in Private Dining Room

3.  PUBLIC AREAS

 QUAN      UNIT   DESCRIPTION
 ----      ----   -----------

    3      ea     Planter Divider 72x18x60H, with Silk Plants in Tray

    3      ea     Column Pedestal 12x12x38H with silk floral arrangements on top of columns

    1      ea     Trough Planter at entrance, 6' long, laminated with Floral
                  Arrangements in pots

    7      ea     Tub Chair, Blue

    7      ea     Tub Chair, Lilac

    3      ea     Chippendale Sofa, Print Fabric

    3      ea     Chippendale Sofa, Blue Fabric

    4      ea     Wing Chair, Brittany Upholstery

    6      ea     Upholstered Chair, Upholster Radical Blue

    6      ea     Lamp Table, medium oak

    3      ea     Cocktail Table, medium oak

    1      ea     Sofa Table 48x20x28H, medium oak

    1      ea     Framed Angel Irises at Entrance

    2      ea     Framed Graves Prints on South Wall

    2      ea     Potted silk plants

4.  OFFICES

       QUAN          UNIT          DESCRIPTION
       ----          ----          -----------

          1          ea            Wood Exec Desk 72x36, double ped, medium oak

          1          ea            Console with double ped and keyboard drawer

          1          ea            Desk chair with arms

       QUAN          UNIT          DESCRIPTION
       ----          ----          -----------


          2          ea            Framed Walter Prints on wall

          3          ea            Lounge Chair

          1          ea            Lamp Table, Medium Oak

          1          ea            Table Lamp

          1          ea            Brass desk lamp

          1          lot           Drapery and Hardware

          1          ea            Office chair at Nurse Station

          1          ea            Office Chair at Control Station

          1          ea            Desk, 30x60 with LH return, medium oak, in
                                   Staff Lounge

          1          ea            Office Chair, in Staff lounge

          1          ea            Lamp Table in Staff Lounge

          1          ea            Table Lamp

          1          ea            Desk Lamp

          2          ea            Lounge Chair in Staff lounge

5.  LANAI

       QUAN          UNIT          DESCRIPTION
       ----          ----          -----------

         24          ea            Lounge Chair, beige with Teal upholstery

          3          ea            48" Patio Table with cast stone tops

6.  STAFF LOUNGE

       QUAN          UNIT          DESCRIPTION
       ----          ----          -----------

         15          ea            Metal lockers in one unit

          4          ea            Staff dining chairs

          4          ea            Staff lounge chairs

       QUAN          UNIT          DESCRIPTION
       ----          ----          -----------



          1          ea            42" laminate dining table and base

7.  OFFICES

       QUAN          UNIT          DESCRIPTION
       ----          ----          -----------

          1          ea            Office chair

          1          ea            L-shaped  workstation  with  acoustic panels,
                                   task   lighting,  overhead  cabinet  storage,
                                   laminate worksurfaces, and two pedestals

8.  ACTIVITIES DIRECTOR

         QUAN        UNIT          DESCRIPTION
         ----        ----          -----------

         2           ea            Visitor chairs, upholstered

         1           ea            Table lamp

         2           ea            Desk lamp

9.  GENERAL EQUIPMENT ASSETS

         3 Vacuum Cleaners

         1 Carpet Extractor

         1 Wet and Dry Vac

         Electric Drill

         Alumin Shed

         Clocks

         Lock A/C Covers

         TV and Stand

         Window Tint

         70 Soap Dispensers

         35 Paper Dispensers

         Waste Baskets

         Handbars

         Time Clock

         Laundry Cart

         2 Folding Carts

         Linen Cart

         34 Memory Boxes

         Parking Signs

         Overhead Table

         5 Framed Evacuation Maps

         2 Housekeeping Carts

         Inside Signs

         Outside Signs

         Outside Fence

         Tape Printer

         2 Electric Floor Blowers

         19" TV and Stand

10.  STAFF LOUNGE ASSETS

         20 Metal Lockers

         4 Staff Dining Chairs

         1 Small Dining Table

         2 Lounge Chairs

         1 Table Lamp

         1 Lamp Table

         Refrigerator

11.  OFFICE ASSETS

         A.    First Office

         1 Wood Exec Desk 76/36

         1 Console/Drawers

         1 Desk Chair

         2 Lounge Chairs

         Table w/Lamp

         Painting/Artwork

         Window Treatment

         Office chair

         L-shaped Work Station

         Stamp Machine

         Fax Machine

         B.  Second Office

         1 30x60 Desk

         Desk Chair

         Desk Lamp

         2 Side Chairs

         l Lamp Table

         1 Table Lamp

         1 Canon Xerox Copier

         1 Dell Computer

         1 Laser Jet Printer

         Computer Stand

         Filing Cabinet

12.  DIETARY ASSETS

         Bus Cart

         4 Doz. Corning Cup 8 oz.

         6 Doz. Corning 9" Plate

         4 Doz. 8 oz. Bowl

         4 Doz. 5 oz. Dish

         4 Doz. 6" Saucer

         1 Chef Knife Kit

         Robot Coupe Food Processor

         Microwave

         Meat Slicer

         Mixer

         Toaster

         Light Board

         Oak Serving Cart

         FVT Dining Room Dishware

                                    EXHIBIT F

                           Commitment Letter Amendment

                                 [See Attached]

                                   SCHEDULE 1

                             Permitted Encumbrances



1. Easement granted to Florida Power & Light Company, from William D. Niven, dated March 21, 1996, recorded March 21, 1996 in O.R. Book 1462, Page 7583, Manatee County Records.

                                   SCHEDULE 2

                               Disclosure Schedule


               None.

                                TABLE OF CONTENTS


                                                                                                               Page
ARTICLE 1             DEFINITIONS...............................................................................  1

ARTICLE 2             TERMS OF THE SALE AND LEASEBACK...........................................................  6
        Section 2.1   Sale......................................................................................  6
        Section 2.2   Closing...................................................................................  6
        Section 2.3   Conveyance................................................................................  6
        Section 2.4   Prorations................................................................................  7
        Section 2.5   Costs.....................................................................................  8
        Section 2.6   Reimbursement of Buyer's Transaction Costs................................................  8
        Section 2.7   Lease Commitment Fee......................................................................  9
        Section 2.8   Nature of Buyer's Interest................................................................  9

ARTICLE 3             CONDITIONS TO THE OBLIGATION OF BUYER TO CLOSE............................................  9
        Section 3.1   Performance...............................................................................  9
        Section 3.2   Representations and Warranties............................................................  9
        Section 3.3   Default................................................................................... 10
        Section 3.4   Recordation and Costs..................................................................... 10
        Section 3.5   Title Insurance........................................................................... 10
        Section 3.6   Survey.................................................................................... 11
        Section 3.7   Utilities and Access...................................................................... 11
        Section 3.8   Site Visits............................................................................... 11
        Section 3.9   Environmental Report...................................................................... 11
        Section 3.10  Entitlements.............................................................................. 11
        Section 3.11  Physical Inspections...................................................................... 12
        Section 3.12  Condemnation; Casualty.................................................................... 12
        Section 3.13  Financial Condition....................................................................... 12
        Section 3.14  Proceedings............................................................................... 13
        Section 3.15  Records................................................................................... 13
        Section 3.16  Insurance................................................................................. 13
        Section 3.17  Letter(s) of Credit....................................................................... 13
        Section 3.18  Transaction Documents..................................................................... 13
        Section 3.19  Opinion of Counsel........................................................................ 13
        Section 3.20  Board of Directors Approval............................................................... 15
        Section 3.21  ACH Transfer.............................................................................. 15
        Section 3.22  Tax Counsel Approval...................................................................... 15
        Section 3.24  Appraisal................................................................................. 15
        Section 3.25  Market Feasibility and Other Due Diligence................................................ 15

ARTICLE 4             CONDITIONS TO THE OBLIGATION OF SELLER TO CLOSE........................................... 16
        Section 4.1   Performance............................................................................... 16
        Section 4.2   Representations and Warranties............................................................ 16

                                        i


                                                                                                               Page
        Section 4.3   Transaction Documents..................................................................... 16

ARTICLE 5             REPRESENTATIONS AND WARRANTIES............................................................ 16
        Section 5.1   By Seller................................................................................. 16
        Section 5.2   By Buyer.................................................................................. 20

ARTICLE 6             COVENANTS OF THE PARTIES AND OTHER MATTERS................................................ 21
        Section 6.1   Covenants of Seller....................................................................... 21
        Section 6.2   Indemnification........................................................................... 21

ARTICLE 7             MISCELLANEOUS............................................................................. 22
        Section 7.1   Survival; Breach of Representations and Warranties........................................ 22
        Section 7.2   Brokers................................................................................... 23
        Section 7.3   Notices................................................................................... 23
        Section 7.4   Attorneys' Fees........................................................................... 24
        Section 7.5   Successors................................................................................ 24
        Section 7.6   Waiver.................................................................................... 24
        Section 7.7   Invalidity................................................................................ 24
        Section 7.8   Governing Law............................................................................. 25
        Section 7.9   Bulk Sales................................................................................ 25
        Section 7.10  Counterparts.............................................................................. 25
        Section 7.11  Entire Agreement.......................................................................... 25
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EXHIBITS

Exhibit A - Legal Description of the Land Exhibit B - Form of Bill of Sale and Assignment Exhibit C - Lease Exhibit D - Guaranty Exhibit E - Itemized List of Personal Property Exhibit F - Commitment Letter Amendment

SCHEDULES

Schedule 1 - List of Permitted Encumbrances
Schedule 2 - Disclosure Schedule

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